Filed Pursuant to Rule 433
Registration No. 333-150449

Philip Morris International Inc.

This Free Writing Prospectus relates only to the securities described in the Preliminary Prospectus Supplement dated November 12, 2008 and should be read together with the Preliminary Prospectus Supplement.

The terms “PMI,” “we,” “us,” and “our” are used in this Free Writing Prospectus in the same manner as in the Preliminary Prospectus Supplement.

PMI has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents PMI has filed with the Securities and Exchange Commission, and incorporated therein by reference, for more complete information about PMI and this offering.

This Free Writing Prospectus sets forth certain changes to the Preliminary Prospectus Supplement to reflect recent litigation developments. The information in this Free Writing Prospectus supersedes the information in the Preliminary Prospectus Supplement to the extent such information is inconsistent.

The Preliminary Prospectus Supplement is revised to reflect the following information where applicable:

Addition to “The Company”

Recent Developments

We have learned that the Brazilian Association for the Defense of Consumers’ Health (Saudecon) filed a national class action against Philip Morris Brasil S.A., or PMB, our wholly-owned subsidiary, and Souza Cruz S.A. before the 15th Civil Court of the City of Porto Alegre, Brazil. Plaintiff purports to represent Brazilian smokers who allegedly are unable to quit smoking and who lack access to cessation treatment medication. Plaintiff claims that defendants have a duty to provide cessation treatment assistance to these smokers. Plaintiff is seeking unspecified monetary relief in order to set up a public fund to purchase cessation medication necessary to treat these smokers for a period of at least two years. Plaintiff asks that defendants’ liability be established according to their market share. PMB has not yet been served with this complaint.

Separately, we have just learned of a development in Brazil in The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing S.A. case. This case is disclosed at page 25 of our recent Form 10-Q filed on November 7, 2008. The Sao Paulo Court of Appeals, in a 3-0 decision, today declared the trial court’s decision in favor of plaintiff null and void, and sent the case back to the trial court for further adjudication.